SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D
                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)


                    Santa Anita Realty Enterprises, Inc.
                       Santa Anita Operating Company

                              (Name of Issuer)


                                Common Stock
                                ------------
                     (Titles of Classes of Securities)


                                 801209206
                                 801212101
                              ---------------
                              (CUSIP Numbers)


                             W. Edward Scheetz
                   c/o Apollo Real Estate Advisors, L.P.
                        1301 Avenue of the Americas
                          New York, New York 10019
                         Telephone: (212) 261-4000
               ---------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)


                              With a copy to:

                           Patrick J. Foye, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                             New York, NY 10022
                         Telephone: (212) 735-2274


                               March 17, 1997
          -------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


            If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or
(4), check the following box: [ ]

            Check the following box if a fee is being paid with the statement: [ ]



                                 SCHEDULE 13D

CUSIP NO.
          -----------------

---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APOLLO REAL ESTATE INVESTMENT FUND II, L.P.
---------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
---------------------------------------------------------------------------
3      SEC USE ONLY

---------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
---------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                          |_|
---------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
---------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF              0
        SHARES          ---------------------------------------------------
     BENEFICIALLY       8    SHARED VOTING POWER
       OWNED BY              989,900
         EACH           ---------------------------------------------------
      REPORTING         9    SOLE DISPOSITIVE POWER
        PERSON               0
         WITH           ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
---------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
---------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                       |_|
---------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
---------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
---------------------------------------------------------------------------



                                 SCHEDULE 13D

CUSIP NO.
          -----------------

---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APOLLO REAL ESTATE ADVISORS II, L.P.
---------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
---------------------------------------------------------------------------
3      SEC USE ONLY

---------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC, OO
---------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                          |_|
---------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
---------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF              0
        SHARES          ---------------------------------------------------
     BENEFICIALLY       8    SHARED VOTING POWER
       OWNED BY              989,900
         EACH           ---------------------------------------------------
      REPORTING         9    SOLE DISPOSITIVE POWER
        PERSON               0
         WITH           ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
---------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
---------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                         |_|
---------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
---------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
---------------------------------------------------------------------------



                                 SCHEDULE 13D

CUSIP NO.
          -----------------

---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         KOLL ARCADIA INVESTORS, LLC
---------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
---------------------------------------------------------------------------
3      SEC USE ONLY

---------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF
---------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                          |_|
---------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
---------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF              0
        SHARES          ---------------------------------------------------
     BENEFICIALLY       8    SHARED VOTING POWER
       OWNED BY              989,900
         EACH           ---------------------------------------------------
      REPORTING         9    SOLE DISPOSITIVE POWER
        PERSON               0
         WITH           ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
---------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
---------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                        |_|
---------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
---------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
---------------------------------------------------------------------------



                                 SCHEDULE 13D

CUSIP NO.
          -----------------

---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         KOLL ARCADIA LLC
---------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
---------------------------------------------------------------------------
3      SEC USE ONLY

---------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC
---------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                           |_|
---------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
---------------------------------------------------------------------------
                        7    SOLE VOTING POWER
      NUMBER OF              0
        SHARES          ---------------------------------------------------
     BENEFICIALLY       8    SHARED VOTING POWER
       OWNED BY              989,900
         EACH           ---------------------------------------------------
      REPORTING         9    SOLE DISPOSITIVE POWER
        PERSON               0
         WITH           ---------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
---------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
---------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                      |_|
---------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
---------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
---------------------------------------------------------------------------



      This Amendment No. 3 amends and supplements the following Items of the Schedule 13D, as amended (the "Schedule 13D"), of Apollo Real Estate Advisors II, L.P., Apollo Real Estate Investment Fund II, L.P., Koll Arcadia Investors, LLC and Koll Arcadia LLC filed on October 24, 1996 with the Securities and Exchange Commission with respect to the Paired Common Stock of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. Unless otherwise indicated, all capitalized terms used but not defined herein have the meanings set forth in the Schedule 13D.


Item 4. Purpose of Transaction.

           Item 4 is hereby amended to include the following:

           On March 17, 1997, KAI and Colony Capital, Inc. ("Colony") each submitted a formal proposal to recapitalize the Companies (the "Recapitalization"), providing up to $27 per Paired Share in cash to the Companies' stockholders. The proposals of KAI and Colony are separate and independent, and the obligations of KAI and Colony in connection with the proposed Recapitalization are independent obligations and therefore not conditioned on each other. Neither KAI nor Colony have authorized the other to act as its agent and they are not intending to create any agency, partnership or similar relationship between them prior to the consummation of the Recapitalization. KAI's and Colony's offers to consummate the Recapitalization will only remain open through March 28, 1997. Principal terms of proposed Recapitalization include:

           RECAPITALIZATION CONSIDERATION. In the Recapitalization, the Companies would (i) pay a special cash dividend of $11 per Paired Share to all current shareholders (the "$11 Special Dividend") and (ii) commence a self-tender offer to purchase up to 5,600,000 Paired Shares (the "Self Tender") in which current stockholders of the Companies would have the option, in addition to payment of the $11 Special Dividend, to (x) retain their existing Paired Shares, (y) receive $16 in cash per Paired Share or
(z) receive per Paired Share an additional $11 in cash together with one warrant to purchase one Paired Share at $16.25 per Paired Share for a five year period (the "Warrant"). None of KAI, Colony nor any of their affiliates intends to tender any Paired Shares in the Self Tender. In the Recapitalization, KAI and Colony would cause the Companies to distribute up to an aggregate of $232 million to stockholders of the Companies.

           TRANSACTION STRUCTURE. In connection with the Transaction, two newly formed limited liability companies will be formed by causing (i) Realty to contribute substantially all of its properties and assets, subject to substantially all of its liabilities, to a newly formed limited liability company (the "Realty LLC"), and (ii) Operating and its subsidiaries to contribute substantially all of their properties and operating assets, subject to substantially all of their liabilities, to another limited liability company (the "Operating LLC" and together with Realty LLC, the "LLCs"). In exchange for contributing their assets to the LLCs, the Companies shall receive the number of LLC units equal to the current number of outstanding Paired Shares. Such LLC units would not be publicly traded but would be subject to the same pairing restrictions as the Paired Shares. Substantially all future business activities of the Companies will be conducted through the LLCs as the operating entities.

           TRANSACTION EQUITY FINANCING. To consummate the Recapitalization, subsequent to the payment of the $11 Special Dividend,
(i) KAI would purchase 3,900,000 units of the LLCs (the "LLC Units") at a price equal to $11 per LLC Units, or $42.9 million in the aggregate, and
(ii) Colony would purchase 2,600,000 Units, or $28.6 million in the aggregate. The LLC Units would be exchangeable on a one-for-one basis into Paired Shares, subject to REIT ownership limitations.

           In addition, (i) KAI would purchase 2,076,923 convertible preferred LLC units or shares of convertible preferred stock (the "Preferred LLC Units") at $13 per Unit, or $27 million in the aggregate, and (ii) Colony would purchase 1,384,615 Preferred LLC Units at $13 per Unit, or $18 million in the aggregate. Distributions on the Preferred LLC Units would accrue at 12% per annum for three years and then become payable on a current basis. The Preferred LLC Units would be convertible by the holder into Paired Shares at $13 per share (a conversion ratio of one-to-one) and will be convertible (at a conversion ratio of one-for-one) at the Companies' option on or after the third anniversary of the issuance date.

           DEBT FINANCING. A nationally recognized financial institution has indicated its interest in loaning up to $135 million to Realty LLC. Such amount will consist of (i) a four year loan of $95 million, with interest floating monthly at a premium over one-month LIBOR, secured by, among other things, a first mortgage lien on the Santa Anita racetrack, improvements (the "Racetrack") and surrounding land (the "Excess Land"); and (ii) a two year loan of up to $40 million, with interest floating monthly at a premium over one-month LIBOR, secured by, among other things, 100% of the proceeds from sales of certain non-core assets of the Company, excluding the Racetrack and Excess Land. Realty would guarantee such loans.

           STAND-BY PURCHASE. Pursuant to the terms of a letter agreement, dated as of January 28, 1997 (the "Letter Agreement"), by and between Gotham Partners, L.P. ("Gotham") and KAI, Gotham has committed to purchase on a stand-by basis up to 5,600,000 Warrants, for $5 per Warrant, or up to $28 million in the aggregate. Pursuant to the terms of the Letter Agreement, Gotham would purchase from the Companies one Warrant for each Paired Share purchased by the Companies pursuant to the $16 all cash election under the Self-Tender. It is not expected that Gotham would tender any Paired Shares into the Self-Tender.

           In addition, KAI and Colony have agreed that upon consummation of the Recapitalization they will offer to sell to Gotham in the aggregate
(i) 181,818 LLC Units at $11 per LLC Unit, or $2 million in the aggregate, and (ii) 230,769 Preferred LLC Units at $13 per Unit, or $3 million in the aggregate.

           GOVERNANCE. Following the completion of the Recapitalization, the Boards of Directors of the Companies would consist of nine persons, of whom three would be representatives of KAI, three would be representatives of Colony and three would be independent directors (one of whom is expected to be a representative of Gotham). The LLCs will each have a Board of Member Repre- sentatives which will replicate the composition of the Boards of the Companies. In addition, upon consummation of the Recapitalization, the Companies will appoint certain new executive officers.

           On March 14, 1997, AREIF II entered into a letter agreement with Colony in connection with the Recapitalization relating to, among other matters, corporate governance issues following consummation of the Recapitalization, a standstill agreement prohibiting additional purchases of the securities of the Companies and the allocation of certain fees and expenses.


Item 7. Material to be filed as Exhibits.

           Item 7 is hereby amended and restated in its entirety as follows:

           (1) Letter, dated March 14, 1997, from KAI and Colony to the Companies.

           (2)  Press Release, dated March 17, 1997.



                                 SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    March 17, 1997


                  APOLLO REAL ESTATE INVESTMENT FUND II, L.P.

                        By:   Apollo Real Estate Advisors II, L.P.
                              Managing Member

                        By: Apollo Real Estate Capital Advisors II, Inc. General Partner

                              By:  /s/   Michael D. Weiner
                                 ----------------------------------
                              Name:   Michael D. Weiner
                              Title:  Vice President,
                                      Apollo Real Estate Capital
                                         Advisors II, Inc.


                  APOLLO REAL ESTATE ADVISORS II, L.P.

                        By: Apollo Real Estate Capital Advisors II, Inc. General Partner

                              By:  /s/   Michael D. Weiner
                                 -----------------------------------
                              Name:   Michael D. Weiner
                              Title:  Vice President,
                                      Apollo Real Estate Capital
                                        Advisors II, Inc.


                  KOLL ARCADIA INVESTORS, LLC

                        By:   Apollo Arcadia LLC
                              Member

                              By: /s/   Michael D. Weiner
                                 -----------------------------------
                              Name:  Michael D. Weiner


                  KOLL ARCADIA LLC

                              By:  /s/  James C. Watson
                                 -----------------------------------
                              Name:  James C. Watson



                                                    EXHIBIT 1 - LETTER



          Koll Arcadia Investors, LLC       Colony Capital, Inc.
          4343 Von Karman Avenue            1999 Avenue of the Stars
          Newport Beach, CA 92660           Los Angeles, CA  90067


                                         March 14, 1997


          Santa Anita Realty Enterprises, Inc.
          Santa Anita Operating Company
          Boards of Directors
          285-301 West Huntington Drive
          Arcadia, California 91066

          Gentlemen:

                    On behalf of Koll Arcadia Investors, LLC
          ("KAI") and Colony Capital, Inc. ("Colony"), enclosed please find copies of a formal proposal from both KAI and Colony relating to their proposed recapitalization (the "Recapitalization Proposal") of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (together, the "Santa Anita Companies").

                    We firmly believe that the Recapitalization
          Proposal provides the stockholders of the Santa Anita
          Companies with superior value and is in the best long term interest of the Santa Anita Companies.

                    KAI and Colony have each undertaken
          considerable effort and expense to develop the Recapitalization Proposal. Accordingly, KAI's and
          Colony's offer to consummate the Recapitalization
          Proposal shall remain open through March 28, 1997. In addition, the Santa Anita Companies and its affiliates hereby agree that during the 45 day period beginning on the date the Santa Anita Companies execute this letter agreement, they shall not, and they shall use their best efforts to cause their respective officers, employees, agents and financial advisers not to, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group, other than from KAI and Colony and their respective officers, employees and agents, relating to any acquisition or purchase of any of the assets (other than in the ordinary course of business) of, or any equity interest in, the Santa Anita Companies or any of their affiliates or any merger, consolidation, restructuring, recapitalization or business combination involving the Santa Anita Companies or any of their affiliates, (ii) participate in any discussions or negotiations, including any existing or ongoing discussions and negotiations, regarding the foregoing or furnish to any person or entity information concerning the Santa Anita Companies or any of their affiliates in connection with the foregoing, (iii) authorize any officer or agent to do any of the foregoing or (iv) otherwise cooperate in any way with, or assist, facilitate, encourage, or participate in any effort or attempt by any other person or entity to do or seek any of the foregoing.

                    KAI, Colony and their respective advisors are prepared to meet with you and the Special Committees to answer any additional questions you or the Special Committees may have. Please call Bill Scully at (212) 261-4052 or Kelvin Davis at (310) 282-8820 at your earliest convenience so that we may move the process forward.
                    If you agree with the foregoing, please sign and return two copies of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter agreement.

                                   Very truly yours,

                                   KOLL ARCADIA INVESTORS, LLC

                                   By:_____________________________
                                      Name:
                                      Title:


                                   COLONY CAPITAL, INC.

                                   By:____________________________
                                      Name:
                                      Title:


          Confirmed and agreed to as of
          the date first above written

          SANTA ANITA REALTY ENTERPRISES, INC.

          By:_________________________________
             Name:
             Title:


          SANTA ANITA OPERATING COMPANY

          By:__________________________________
             Name:
             Title:


          cc:  Ron D. Sturzenegger,
               Morgan Stanley & Co. Incorporated



                                  TERM SHEET

               Set forth below are the terms of a proposal by Koll Arcadia Investors, LLC ("KAI") and Colony Investors II, L.P. ("Colony") relating to the recapitalization (the "Transaction") of Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating", and together with Realty, the "Companies"). Although presented together in this term sheet for ease of reference, the obligations of KAI and Colony in connection with the proposed Transaction are independent obligations and neither KAI nor Colony have authorized the other to act as its agent and they are not intending to create any agency, partnership or similar relationship between them prior to the consummation of the Transaction.

     Transaction Structure:         In connection with the Transaction,
                                    two newly formed limited liability
                                    companies will be formed by causing
                                    (i) Realty to contribute
                                    substantially all of its properties
                                    and assets, subject to substantially
                                    all of its liabilities, to a newly
                                    formed limited liability company
                                    (the "Realty LLC"), and (ii)
                                    Operating and its subsidiaries to
                                    contribute substantially all of
                                    their properties and operating
                                    assets, subject to substantially all
                                    of their liabilities, to another
                                    limited liability company (the
                                    "Operating LLC" and together with
                                    Realty LLC, the "LLCs").  In
                                    exchange for contributing their
                                    assets to the LLCs, the Companies
                                    shall receive the number of LLC
                                    units equal to the current number of
                                    outstanding Paired Shares.  Such LLC
                                    units would not be publicly traded
                                    but would be subject to the same
                                    pairing restrictions as the Paired
                                    Shares.  Substantially all future
                                    business activities of the Companies
                                    will be conducted through the LLCs
                                    as the operating entities.

     Transaction
     Consideration:                 In the Transaction, the Companies
                                    would (i) pay a special cash
                                    dividend of $11 per Paired Share to
                                    all current shareholders (the "$11
                                    Special Dividend") and (ii) commence
                                    a self-tender offer to purchase up
                                    to 5,600,000 Paired Shares (the
                                    "Self-Tender") in which current
                                    stockholders of the Companies would
                                    have the option, in addition to
                                    receiving the $11 Special Dividend,
                                    to (x) retain their existing Paired
                                    Shares, (y) receive $16 in cash per
                                    Paired Share or (z) receive per
                                    Paired Share an additional $11 in
                                    cash together with one warrant to
                                    purchase one Paired Share at $16.25
                                    per Paired Share for a five year
                                    period (the "Warrant").  None of
                                    KAI, Colony nor any of their
                                    affiliates intends to tender any
                                    Paired Shares in the Self-Tender.
                                    In the aggregate, KAI and Colony
                                    would cause to be distributed up to
                                    $232 million to the shareholders of
                                    the Companies.

                                    In the event any shareholder does
                                    not participate in the Self-Tender
                                    and such shareholder does not
                                    exchange Paired Shares for units of
                                    the LLCs, and, as a result,
                                    following the consummation of the
                                    Self-Tender, such shareholder's
                                    percentage ownership of Paired
                                    Shares could cause Realty to fail to
                                    qualify or be disqualified as a
                                    REIT, then the Companies, pursuant
                                    to Section 7.5 of the By-Laws of
                                    Realty and Section 6.5 of the By-
                                    Laws of Operating, could call for
                                    purchase from such shareholder such
                                    number of Paired Shares sufficient
                                    to maintain or bring the direct or
                                    indirect ownership of Paired Shares
                                    into conformity with the REIT
                                    requirements.

     Conversion of Paired
     Shares to Units:               Consistent with the REIT
                                    qualification requirements, KAI and
                                    Colony will each exchange currently
                                    owned Paired Shares or Preferred
                                    Shares for LLC Units so that neither
                                    owns more than 4.9% of the
                                    outstanding Paired Shares upon
                                    consummation of the Transaction.

     Transaction Financing:
                                    Investment by KAI and Colony

                                    (i) KAI would purchase 3,900,000
                                    units of the LLCs (the "LLC Units")
                                    at a price equal to $11 per LLC
                                    Unit, or $42.9 million in the
                                    aggregate, and (ii) Colony would
                                    purchase 2,600,000 Units, or $28.6
                                    million in the aggregate.  The LLC
                                    Units would be exchangeable on a
                                    one-for-one basis into Paired
                                    Shares, subject to REIT ownership
                                    limitations.

                                    In addition, (i) KAI would purchase
                                    2,076,923 convertible preferred LLC
                                    units or shares of convertible
                                    preferred stock (the "Preferred LLC
                                    Units") at $13 per unit, or $27
                                    million in the aggregate, and (ii)
                                    Colony would purchase 1,384,615
                                    Preferred LLC Units at $13 per unit,
                                    or $18 million in the aggregate.
                                    Distributions on the Preferred LLC
                                    Units would accrue at 12% per annum
                                    for three years and then become
                                    payable on a current basis.  The
                                    Preferred LLC Units would be
                                    convertible by the holder into
                                    Paired Shares at $13 per share (a
                                    conversion ratio of one-for-one) and
                                    will be convertible (at a conversion
                                    ratio of one-for-one) at the
                                    Companies' option on or after the
                                    third anniversary of the issuance
                                    date.

                                    Debt Financing

                                    A nationally recognized financial
                                    institution (the "Financial
                                    Institution") has offered to loan up
                                    to $135 million to Realty LLC.  Such
                                    amount will consist of (i) a four
                                    year loan of $95 million (the
                                    "Racetrack Loan") secured by, among
                                    other things, (a) a first mortgage
                                    lien on the Santa Anita racetrack,
                                    improvements (the "Racetrack") and
                                    surrounding land (the "Excess
                                    Land"), (b) a first priority lien of
                                    all excess cash flow from the
                                    racetrack, (c) first priority
                                    security interest in all other
                                    tangible and intangible property of
                                    Realty; and (ii) a two year loan of
                                    up to $40 million (the "Non-Core
                                    Asset Loan" and together with the
                                    Racetrack Loan, the "Loans") secured
                                    by, among other things, (a) 100% of
                                    the proceeds from sales of certain
                                    non-core assets of the Company,
                                    excluding the Racetrack and Excess
                                    Land (the "Non-Core Assets"), (b)
                                    100% of the cash flow from the Non-
                                    Core Assets, (c) 100% of the excess
                                    cash flow from the Racetrack, except
                                    to the extent required to conform to
                                    REIT distribution requirements, and
                                    (d) cash on hand at the time of
                                    purchase.  The interest rate on the
                                    Racetrack Loan will float monthly at
                                    one-month LIBOR plus 412.5 basis
                                    points.  The interest rate on the
                                    Non-Core Asset Loan will float
                                    monthly at one-month LIBOR plus
                                    412.5 basis points during the first
                                    year and will float monthly at one-
                                    month LIBOR plus 462.5 basis points
                                    during the second year.  In
                                    addition, the Companies will grant
                                    the Financial Institution warrants
                                    to purchase up to 1,440,000 Paired
                                    Shares or a similar number of LLC
                                    Units at a strike price equal to $27
                                    per share less any dividends paid to
                                    existing stockholders of the
                                    Companies contemporaneously with the
                                    Transaction.  Realty will guarantee
                                    the Loans.

                                    Stand-By Purchase

                                    Pursuant to the terms of a letter
                                    agreement, dated as of January 28,
                                    1997 (the "Letter Agreement"), by
                                    and between Gotham Partners, L.P.
                                    ("Gotham") and KAI, Gotham has
                                    committed to purchase on a stand-by
                                    basis up to 5,600,000 Warrants, for
                                    $5 per Warrant, or up to $28 million
                                    in the aggregate.  Pursuant to the
                                    terms of the Letter Agreement,
                                    Gotham would purchase from the
                                    Companies one Warrant for each
                                    Paired Share purchased by the
                                    Companies pursuant to the $16 all
                                    cash election under the Self-Tender.
                                    It is not expected that Gotham would
                                    tender any Paired Shares into the
                                    Self-Tender.

     Tax Treatment:                 The formation of the LLCs, including
                                    Realty's contribution of its core
                                    assets (subject to the Racetrack
                                    Loan) to Realty LLC, will generally
                                    be treated as a tax-free capital
                                    contribution to a limited liability
                                    company for Federal income tax
                                    purposes.  After the formation of
                                    the LLCs, Realty will hold its LLC
                                    units with the same aggregate tax
                                    basis applicable to the core assets
                                    it contributed to the LLC.  Realty's
                                    tax basis in its LLC units will not
                                    be reduced by the amount of the
                                    Loans assumed by Realty LLC in the
                                    formation because Realty will
                                    guarantee the Loans.

                                    Following the formation, Realty LLC
                                    will hold the core assets at a tax
                                    basis equal to that at which Realty
                                    held them prior to the formation.
                                    On the occurrence of Realty LLC's
                                    sale of the core assets or its
                                    payments of principal with respect
                                    to the Loans, Realty will realize
                                    gain or ordinary income,
                                    respectively, in its capacity as a
                                    member of the Realty LLC and the
                                    guarantor of such debt.   Pursuant
                                    to the REIT rules, Realty will be
                                    required to distribute such gain or
                                    income to its shareholders in the
                                    year such gain or income is
                                    realized.

                                    The $11 Special Dividend will be a
                                    tax-free return of Realty's current
                                    shareholders' basis to the extent
                                    Realty has no tax earnings and
                                    profits from other sources in the
                                    taxable year of the Transaction.  To
                                    the extent the $11 Special Dividend
                                    exceeds a Realty shareholder's basis
                                    in its Realty stock, it will be
                                    taxable as gain from the sale or
                                    exchange of such stock.  Such
                                    capital gain will be long term if
                                    such shareholder held such stock for
                                    more than one year prior to the $11
                                    Special Dividend.

                                    Each Realty shareholder selling
                                    shares pursuant to the Self-Tender
                                    will recognize capital gain or loss
                                    in an amount equal to the difference
                                    between $16 and the tax basis of the
                                    stock sold by such shareholder, as
                                    adjusted to reflect the effect, if
                                    any, of the $11 Special Dividend
                                    thereon.  Such capital gain will be
                                    long term if such shareholder held
                                    such stock for more than one year
                                    prior to the Self-Tender.

     Existing
     Operations/Business Plan:      Please see Exhibit A.

     Future Share Valuation:        KAI and Colony expect the post-
                                    Transaction value of the Paired
                                    Shares to reflect a well
                                    communicated strategy to
                                    aggressively maximize value in three
                                    distinct areas: (i) acquisitions of
                                    assets which best utilize the paired
                                    share REIT structure and KAI's and
                                    Colony's operating expertise, (ii)
                                    horse racing efficiencies and (iii)
                                    development of excess land owned by
                                    Realty.

                                    KAI and Colony expect to achieve
                                    material improvement in financial
                                    performance beginning in 1998, after
                                    they have conducted an extensive
                                    review of strategic alternatives.
                                    See Exhibit B for two summary pro
                                    forma scenarios for the Companies
                                    through the year 2002 together with
                                    relevant material assumptions.

                                    KAI and Colony expect the post-
                                    Transaction Paired Shares to trade
                                    on the basis of anticipated future
                                    dividend yields and funds from
                                    operations, consistent with
                                    valuation parameters for other
                                    paired share REITs (see Exhibit B).
                                    KAI and Colony do not expect the
                                    Companies to pay dividends in excess
                                    of those required to maintain REIT
                                    status.

     Governance:                    Following completion of the
                                    Transaction, the Boards of Directors
                                    of the Companies would consist of
                                    nine persons, of whom three would be
                                    representatives of KAI, three would
                                    be representatives of Colony and
                                    three would be independent
                                    directors.  The Boards of the
                                    Companies will each establish
                                    Executive Committees each consisting
                                    of three directors, of whom two
                                    would be representatives of Apollo
                                    and one would be a representative of
                                    Colony.  The LLCs will each have a
                                    Board of Member Representatives
                                    which will replicate the composition
                                    of the Boards of the Companies,
                                    including the establishment of
                                    Executive Committees.  In addition,
                                    upon consummation of the
                                    Transaction, the Companies and LLCs
                                    will appoint the officers set forth
                                    on Exhibit A.

     Exchange of LLC Units for
     Paired Shares:
                                    KAI and Colony will each have the
                                    option at any time after one year to
                                    tender all or any of its LLC Units
                                    or Preferred LLC Units to Realty and
                                    Operating.  Tenders will be in pairs
                                    representing the same percentage
                                    interests in Realty LLC and
                                    Operating LLC.  If LLC Units or
                                    Preferred LLC Units are tendered,
                                    the Companies will have the option
                                    to deliver, in exchange for such
                                    tendered units, either or both of
                                    (i) Paired Shares representing
                                    ownership of the Companies
                                    equivalent to the percentage
                                    ownership of the LLCs, as
                                    represented by the tendered LLC
                                    Units or Preferred LLC Units, or
                                    (ii) cash equal to the market value
                                    of such Paired Shares; provided,
                                    however, that while Realty is a
                                    qualified REIT it will not issue in
                                    an exchange Paired Shares which
                                    would cause any person to own,
                                    directly, indirectly or
                                    constructively, more than 9.8% of
                                    the Paired Shares outstanding at the
                                    time of the exchange.

     Registration Rights:           Holders of LLC Units or Preferred
                                    LLC Units will have the right to
                                    cause resale of the Paired Shares
                                    receivable upon an exchange of LLC
                                    Units or Preferred LLC Units to be
                                    registered under Federal and state
                                    securities laws.

     Transaction Protection:        The Companies would agree not to
                                    initiate any contact with, solicit,
                                    encourage or enter into or continue
                                    any discussions, negotiations,
                                    understandings or agreements with,
                                    anyone other than KAI or Colony (a
                                    "Third Party") with respect to, or
                                    furnish or disclose any non-public
                                    information  regarding Realty,
                                    Operating or their subsidiaries,
                                    including the LLCs, to any Third
                                    Party in connection with any
                                    competing transaction proposal from
                                    a Third Party.  Notwithstanding the
                                    foregoing, to the extent the Boards
                                    of Realty and Operating could be
                                    required by their fiduciary duties
                                    as determined in good faith on the
                                    written advice of the Companies'
                                    outside counsel, at any time prior
                                    to the approval by the Companies'
                                    stockholders of the Transaction, (i)
                                    Realty and Operating may, in
                                    response to an unsolicited request
                                    furnish non-public information with
                                    respect to Realty and Operating or
                                    their subsidiaries to any Third
                                    Party pursuant to a customary
                                    confidentiality and standstill
                                    agreement and discuss that
                                    information but not a Competing
                                    Transaction Proposal (as defined in
                                    the Amended and Restated Formation
                                    Agreement, dated as of October 24,
                                    1996 and as amended as of January 7,
                                    1997 (the "Amended Formation
                                    Agreement"), by and among the
                                    Companies and Colony) with the Third
                                    Party and (ii) upon the receipt by
                                    Realty or Operating of a Competing
                                    Transaction Proposal from a Third
                                    Party, if the Board of each of
                                    Realty and Operating has reasonably
                                    determined that the transaction
                                    contemplated by the Competing
                                    Transaction Proposal, if
                                    consummated, would constitute an
                                    Alternative Transaction (as defined
                                    in the Amended Formation Agreement),
                                    then Realty and Operating may
                                    participate in discussions and
                                    negotiations with the Third Party
                                    regarding the Competing Transaction
                                    Proposal.

                                    At least ten business days prior to
                                    entering into definitive agreements
                                    with respect to an Alternative
                                    Transaction, Realty and Operating
                                    will deliver an Alternative
                                    Transaction Notice to KAI and Colony
                                    advising both of the determination
                                    by the Boards of Directors of the
                                    Companies that the transaction
                                    contemplated by the Competing
                                    Transaction Proposal would
                                    constitute an Alternative
                                    Transaction, which notice will
                                    include a summary of the Alternative
                                    Transaction.  During such ten
                                    business day period, KAI and Colony
                                    may propose an improved transaction
                                    to the Companies.

     Termination
     Fees/Expenses:                 If prior to the approval of the
                                    stockholders of the Companies of the
                                    Transaction (i) Realty and Operating
                                    have delivered an Alternative
                                    Transaction Notice to KAI and Colony
                                    as provided for above, (ii) the
                                    terms of the Alternative Transaction
                                    are not modified in a manner adverse
                                    to Realty or Operating and (iii)
                                    Realty and Operating have paid a
                                    termination fee equal to $6 million
                                    to each of KAI and Colony and
                                    reimbursed KAI's and Colony's
                                    expenses related to the Transaction
                                    (including, without limitation, fees
                                    and disbursements of its counsel,
                                    accountants and other financial,
                                    legal, accounting or other advisors
                                    and out-of-pocket expenses) up to $1
                                    million each, then Realty and
                                    Operating may terminate their
                                    agreement with KAI and Colony and
                                    enter into an agreement with the
                                    Qualified Third Party (as defined in
                                    the Amended Formation Agreement)
                                    with respect to the Alternative
                                    Transaction described in the
                                    Alternative Transaction Notice
                                    provided to KAI and Colony as
                                    described above.

     Representations and            The Companies will make customary
     Warranties:                    representations relating to, among
                                    other things, organization,
                                    capitalization, authority to enter
                                    into agreements, financial
                                    statements, consents and approvals,
                                    litigation, absence of any material
                                    adverse change, undisclosed
                                    liabilities, SEC documents, REIT
                                    qualification, absence of zoning or
                                    title conditions relating to
                                    properties, environmental matters,
                                    tax matters (including filing and
                                    payment of all applicable federal,
                                    state and local taxes), compliance
                                    with laws (including, without
                                    limitation, California law
                                    applicable to racetracks and the
                                    rules and regulations of the CHRB).

     Diligence Completed:           KAI and Colony have completed
                                    significant due diligence on the
                                    Companies, including a review of
                                    company-supplied documents available
                                    in the "war room" as of December
                                    1996.  KAI and Colony have not
                                    reviewed additional documentation
                                    provided as per the revised index
                                    dated January 16, 1997 and received
                                    January 27, 1997 but believe that we
                                    could do so within 10 business days
                                    of entering into exclusive
                                    negotiations.  The information most
                                    pertinent to valuation issues which
                                    has not been received involves taxes
                                    (further detail on basis for owned
                                    assets and partnership properties)
                                    and operational data regarding horse
                                    racing.  Although it appears that
                                    some of this data may have been
                                    provided in the data room recently,
                                    it is likely that KAI and Colony
                                    will require access to additional
                                    detailed information and to
                                    management responsible for racing
                                    operations to complete our analysis
                                    of the racing revenue and expense
                                    structure.

                                    Upon entering into exclusive
                                    negotiations, KAI and Colony will
                                    complete their remaining due
                                    diligence on an expedited schedule,
                                    predicated of course, upon the full
                                    cooperation of the companies and
                                    their respective personnel.

     Authorizations:                This proposal is not subject to
                                    further internal approvals by KAI,
                                    Apollo or Koll, or by Colony or any
                                    of its affiliates.

     Conditions of                  Consummation of the Transaction is
     Closing/Approvals:             subject to the satisfaction of the
                                    following conditions:

                                         - No misrepresentation or
                                    breach of covenants and warranties;

                                         - No material adverse change in
                                    business of the Companies;
                                         - Receipt of legal opinion from
                                    counsel of the Companies regarding,
                                    among other things, REIT
                                    qualification;

                                         - No temporary restraining
                                    order, preliminary or permanent
                                    injunction or other order issued by
                                    any court of competent jurisdiction
                                    or other legal restraint or
                                    prohibition preventing the
                                    consummation of the Transaction
                                    shall be in effect;

                                         - All consents of government
                                    and regulatory authorities obtained;

                                         - All other necessary consents
                                    from other parties to all material
                                    contracts, leases, agreements and
                                    permits;

                                         - Execution of definitive
                                    documentation relating to the
                                    Transaction and the transactions
                                    contemplated thereby;

                                         - Transaction (including
                                    election of KAI and Colony director
                                    nominees) shall have received
                                    requisite shareholder approval;

                                         - Rights under the Rights
                                    Agreement, dated as of June 15,
                                    1989, among Realty, Operating and
                                    Union Bank, as rights agent (the
                                    "Rights Agreement"), shall not have
                                    become exercisable; and

                                         - Operating and Operating LLC
                                    will qualify as "operating
                                    companies" within the meaning of
                                    Department of Labor Regulations, and
                                    Realty LLC will qualify as a "real
                                    estate operating company" within the
                                    meaning of Department of Labor
                                    Regulations.

     Existing Termination           Consistent with the terms of the
     Fees/Expenses:                 Amended Formation Agreement prior to
                                    executing definitive documentation
                                    relating to the Transaction, the
                                    Companies shall pay Colony the
                                    Termination Fee and Colony's
                                    Transaction Expenses as set forth in
                                    the Amended Formation Agreement.

     Public Announcements:          All announcements regarding any
                                    agreed transaction will be upon
                                    joint approval of the parties,
                                    subject to each party's legal
                                    obligations to make public
                                    announcements as required by events.
     Other Terms and                The Companies will amend the Rights
     Conditions:                    Agreement to permit the commencement
                                    and closing of the transactions
                                    which are the subject of the
                                    Transaction without any such event
                                    or the passage of time resulting in
                                    the occurrence of the Distribution
                                    Date (as defined in the Rights
                                    Agreement).

                                    Within thirty days of executing
                                    definitive documentation relating to
                                    the Transaction, Realty and
                                    Operating shall (i) prepare and file
                                    with the SEC a joint proxy statement
                                    to solicit proxies in connection
                                    with a special meeting of
                                    shareholders of the Companies to
                                    vote on the Transaction and (ii)
                                    call a stockholders meeting for the
                                    purpose of, among other things,
                                    approving the Transaction and
                                    electing the KAI and Colony director
                                    nominees.

                                    The Companies shall grant Koll
                                    Arcadia LLC options to purchase
                                    approximately 3% of the post-
                                    Recapitalization Paired Shares or
                                    LLC Units at an agreed exercise
                                    price on the date of the grant
                                    increasing on a formula basis over
                                    time.

     Other
     Considerations/Information:    The Companies will indemnify
                                    officers and directors of the
                                    Companies and the LLCs and
                                    vigorously defend any litigation
                                    relating to the Transaction.

     Independent Proposals:         The proposals of KAI and Colony are
                                    separate and independent.  All
                                    negotiations relating to this
                                    Transaction shall involve both KAI
                                    and Colony.


                                                EXHIBIT 2 - PRESS RELEASE





          FOR IMMEDIATE RELEASE         Contact:  Owen Blicksilver
                                                  For KAI and Colony
                                                  212-303-7603


            Koll Arcadia Investors, Colony Capital Announce Proposal

                     To Recapitalize Santa Anita Companies;

                        Investors Would Acquire 70% Stake


          NEW YORK/LOS ANGELES, March 17 -- Koll Arcadia Investors
          (KAI) and Colony Capital, Inc. today each announced a proposal to recapitalize the Santa Anita Companies (NYSE:
          SAR), a "paired share" REIT based in Arcadia, CA. The proposal by KAI, would provide up to $27 per share in cash to Santa Anita Companies' stockholders.

          Under the terms of the proposal, KAI and Colony would contribute an aggregate of $116.5 million in new equity capital and would cause the Santa Anita Companies to distribute a special dividend of $11 per common share to all shareholders from the proceeds of a new financing. In addition, approximately $61.5 million of the $116.5 million would be used to fund a self-tender for 5.6 million SAR shares in which existing shareholders would be given the option to receive $16 in cash (in addition to the $11 per share special dividend) for each share acquired in the tender, or $11 in cash plus a warrant valued at $5. Gotham Partners, L.P. has agreed to act as a standby purchaser to acquire warrants from the Companies for stockholders choosing the cash option.

          Accordingly, the KAI/Colony proposal will result in the distribution of more than $230 million to Santa Anita stockholders. KAI and Colony would own approximately 70% of the recapitalized Companies following the transaction, and will receive a majority of seats on the Boards of Directors. Gotham Partners, L.P., will also have a representative on the Boards.

          Representatives of KAI and Colony said "we believe it is in the best interests of all the shareholders for the two largest shareholders of Santa Anita to participate in the recapitalization of the Companies. We both have significant investments in the Companies and believe our organizations possess complementary strengths, in terms of capital and transaction opportunities, and share a common vision to foster the growth of Santa Anita into a major enterprise. Each of our organizations looks forward to bringing the recapitalization process to a timely conclusion and getting to the business of maximizing shareholder values."

          The representatives added that "by coordinating the resources of KAI and Colony, this new proposal improves on KAI's most recent offer, through the commitment of an additional $25 million of equity capital and the sponsorship of another major shareholder. This additional equity will enhance the Companies' ability to immediately embark upon accretive acquisitions."

          KAI is an investment partnership comprised of principals of the Koll Companies and Apollo Real Estate Investors II,
          L.P., a $570 million equity fund. KAI had previously made a recapitalization proposal to the Companies and owns approximately 8.7% of the paired common stock of the Companies.

          Colony Capital, Inc. is a Los Angeles-based investment firm which invests on behalf of Colony Investors II, L.P., a $625 million equity fund. Colony had previously announced a planned strategic alliance with the Companies and owns approximately 8.0% of the paired stock of the Companies on a fully diluted basis.

          Gotham Partners, L.P. is a New York-based investment fund and 5% shareholder of the Companies, which agreed to act as standby purchaser of warrants as part of KAI's previous offer.

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